Exhibit 10.19

EXECUTIVE CONSULTING SERVICES AGREEMENT

Dated as of July 1, 2019

Between

CANIVATE GROWING SYSTEMS LTD.
(the "Company")

and

Ingo Mueller
(the "Executive")

and

PSV Enterprises Corporation
("Consulting Corp")

TABLE OF CONTENTS

EXECUTIVE CONSULTING SERVICES AGREEMENT

This Agreement is dated as of the 1st day of July, 2019, between

CANIVATE GROWING SYSTEMS LTD., a company incorporated pursuant to the laws of the Province of British Columbia, Canada with an address at #500, 1112 West Pender Street, Vancouver, British Columbia V6E 2S1

(the "**Company**")

and

Ingo Mueller with an address at #103-1525 Bellevue, West Vancouver, BC, V7V 1A6

(the "**Executive**")

and

PSV Enterprises Corporation a company incorporated pursuant to the laws of the Province of British Columbia, Canada with an address at #307-1477 West Pender St, Vancouver, BC V6G 2S3

(the "**Consulting Corp**")

RECITALS

A. The Company is in the business of developing its Canivate cultivation facilities business that involves the building and licensing of the Canivate cultivation facilities to licensed cannabis cultivators for the cultivation of cannabis.

B. The Executive is the Chief Executive Officer ("**CEO**") of the Company.

C. Consulting Corp is a private company which provides the services of the Executive to the Company.

D. The Company, the Executive and Consulting Corp wish to enter into this Agreement in order to confirm the agreement under which Consulting Corp will continue to provide the services of the Executive to the Company on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, **THE PARTIES AGREE AS FOLLOWS**:

ARTICLE 1–TERM

Section 1.1 Term

The term of this Agreement will continue until such time as this Agreement is terminated by either party as hereinafter provided. For purpose of this Agreement, the Effective Date is deemed to be the date of this Agreement as first above written. This Agreement replaces and supersedes all other agreements entered into between the Company and either Consulting Corp or Executive pursuant to which the services of the Executive have been provided to the Company to date.

ARTICLE 2- TITLE, SERVICES, REPORTING AND DUTIES

Section 2.1 Title and Services

(1) The Company hereby continues to retain Consulting Corp to continue to provide the services of Executive who will continue to perform the duties and responsibilities normally and reasonably associated with the office of **CEO**, which will include, without limitation, those services set out in Schedule "A" (collectively, the "**Services**").

(2) Consulting Corp will provide the Services on a full-time basis. Executive will be the sole employee of Consulting Corp who is responsible for delivery of the Services and will be available to enable Consulting Corp to provide the Services on a full-time basis.

(3) Consulting Corp and Executive agree that the Services may be modified as mutually agreed to by the Parties, each acting reasonably.

(4) Consulting Corp shall continue to have reasonable discretion as to the manner of providing the Services however it shall be responsible to report to the Board of Directors of the Company (the "**Board of Directors**") which may on notice require changes to the Services not inconsistent with this Agreement.

(5) The Executive is expressly subject to the directions of the Board of Directors and shall report to the Board of Directors on behalf of himself and Consulting Corp.

Section 2.2 Conditions

The Consulting Corp's engagement under this Agreement is generally conditional upon the Executive maintaining any required regulatory approvals for the Executive's involvement with the Company as a public company officer with any stock exchange, securities commission or like authority; remaining a person of good repute; and, if applicable, maintaining, in good standing, his professional qualification.

Section 2.3 Subsidiaries

Consulting Corp will provide the Services to the Company and its subsidiaries. Accordingly, in this Agreement, the term "**the Company**" means the Company and all of its subsidiaries.

[*In the event that the Company is acquired (either directly or through a series of transactions) by a publicly traded company (a "**Pubco**") in connection with a going public transaction (a "**Going Public Transaction**"), the Company will be deemed to include the Pubco or any successor organizations.*]

Duties

(1) The Executive acknowledges that, as a senior officer of the Company, the Executive will owe a fiduciary duty to the Company. Consulting Corp is acknowledged to owe a duty of good faith performance of the Services and other obligations required by this Agreement.

(2) Consulting Corp will cause the Executive to, and the Executive will:

(a) devote full-time effort and attention to the business and affairs of the Company;

(b) perform the Services in a competent and efficient manner and in a manner consistent with the Executive's fiduciary obligations to the Company as an executive officer thereof and in compliance with all reasonable Company policies of which the Executive is made aware, and will carry out all lawful instructions and directions from time to time given to the Executive in relation to the performance of the Services;

(c) use all commercially reasonable efforts to promote the interests and goodwill of the Company;

(d) comply with all Company policies and codes of business ethics, as adopted by the Board from time to time, including the Company's confidentiality and insider trading policies;

(e) [*in the event of a Going Public Transaction, act as CEO or an equivalent officer of Pubco, as requested by the Board*]; and

(f) not undertake any other business or occupation or become a director or officer, employee or agent of any other company, firm, society or person without prior written approval of the Board of Directors.

(3) Consulting Corp and the Executive jointly represent and warrant that the Consulting Corp shall perform the Services and conduct its activities in a manner which is lawful and reputable and which is designed to bring good repute to the Company, the Company's business interests and the Executive. In particular, and in this regard, Consulting Corp specifically agrees to provide the Services in a sound and professional manner consistent with performance quality standards of the industry and otherwise in accordance with the terms of this Agreement. In the event that the Board of Directors has a reasonable concern that the Services as performed by Consulting Corp are being conducted in a way contrary to law or are reasonably likely to bring disrepute to the business interests or to the Company's or the Executive's reputation, the Company may require that Consulting Corp make such alterations in Consulting Corp's activities, as the Board of Directors may reasonably require in its sole and absolute discretion to the extent necessary to address such reasonable concerns.

(4) Neither Consulting Corp nor Executive will knowingly breach, and will take all reasonable steps to inform itself about compliance with, all Canadian and foreign laws, whether federal, provincial or state, applicable to Consulting Corp's and the Executive's respective duties and obligations hereunder. In particular, the Executive acknowledges the application of securities laws and his status as an "insider" as defined by such laws in connection with the trading in the Company's stock and dealing with its confidential information.

ARTICLE 3- PLACE OF EMPLOYMENT

Section 3.1 Vancouver Based

Consulting Corp will provide Services of Executive based from the Company's Vancouver offices, but understands some travel may be necessary to where the Company currently or may in the future conduct business to the extent reasonably required to perform the Services.

ARTICLE 4- COMPENSATION AND BENEFITS

Section 4.1 Base Fee

It is hereby acknowledged and agreed that Consulting Corp shall render the Services as defined hereinabove during the continuance of this Agreement and shall thus be compensated from the Effective Date of this Agreement to the termination of the same by way of the regular payment by the Company to Consulting Corp of the Base Fee of C$6250.00 per month (the "**Base Fee**"). All such Base Fee will be due and payable by the Company to Consulting Corp on a gross basis plus GST.

Section 4.2 Increase in Base Fee

The Company and Consulting Corp will review, at least annually, the Base Fee payable to Consulting Corp from time to time during the continuance of this Agreement. The Company may, in its discretion, increase (but not decrease) the Base Fee depending on Consulting Corp performance of the Services and having due regard to the financial circumstances of the Company. The first such review shall take place within 90 days of December 31, 2019.

Section 4.3 Performance Fees

Consulting Corp may receive, but is not guaranteed, an additional performance-based fee (a "**Performance Fee**") based on performance targets established by the Board from time to time, provided that the setting of performance targets and the grant of any Performance Fee is at the sole discretion of the Board.

Section 4.4 Stock Options

The Executive, and not Consulting Corp, will be eligible to participate in the Company's stock option plan, as in effect from time to time, [*including any stock option plan of Pubco in the event of a Going Public Transaction*] (the "**Stock Option Plan**"). All grants of stock options made to the Executive will be made in accordance with and subject to the terms of the Stock Option Plan (including after applicable blackout periods) and subject to approval of the Board and any stock exchange on which the Company's shares (or Pubco's shares) are traded. The grant of any stock options will be made at the discretion of the Board in accordance with the terms of the Stock Option Plan. The Executive acknowledges that the Board will be entitled to impose vesting conditions in connection with any grant of options.

4.5 Acknowledgement of Executive

The Executive acknowledges that is not entitled to payment of any compensation or fee hereunder, and that all compensation payable in consideration of Consulting Corp providing the services, and the Executive performing its obligations hereunder, will be payable to Consulting Corp as provided herein, other than with respect to options that may be granted directly to the Executive.

ARTICLE 5- EXPENSES

Section 5.1 Reimbursement of Expenses

The Company will reimburse Consulting Corp for all pre-approved and reasonable travel (other than auto) and other out-of-pocket expenses incurred by Consulting Corp or Executive directly related to the performance of the Services (collectively, the "**Expenses**"). Consulting Corp will account for such Expenses in accordance with the policies and directions provided by the Company from time to time.

ARTICLE 6- TERMINATION

Section 6.1 Definitions

In this Agreement:

(a) "**Just Cause**" means any material breach of this Agreement by Consulting Corp or Executive, which will be deemed to include any act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause for dismissal of the Executive at common law from the office of **CEO**, including an act involving gross negligence, or wilful misconduct, commission or a felony, becoming bankrupt, or any material omission in the performance of Services, or the doing or condoning any unlawful or manifestly improper act; and

(b) "**Change In Control**" means either: (i) a merger or acquisition in which the Company is not the surviving entity; except for a transaction the principal purpose of which is to change the incorporating jurisdiction of the Company; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any other corporate reorganization or business combination in which 50% or more of the outstanding voting stock of the Company is transferred, or exchanged through merger, to different holders in a single transaction of the Company or in a series of related transactions completing within 12 months. [*For the purposes of this Agreement, Change of Control" does not include a Going Public Transaction.*]

(c) "**Constructive Dismissal**" includes, but shall not be limited to a demotion of Executive in either title or within the Company organizational structure or a change in the duties of the Executive, [*including a failure to re-nominate Executive as a director*] any changes in the fundamental terms of the Services under this Agreement without the consent of Consulting Corp and the Executive and to the detriment of the Executive.

(d) **"Effective Date of Termination"** means the date on which this Agreement has been terminated in accordance with the terms set forth herein.

Section 6.2 Termination by the Company for Just Cause

(1) The Company may terminate the engagement of Consulting Corp under this Agreement and removal of Executive as [CFO] summarily, without any notice or any payment in lieu of notice, for Just Cause.

(2) The Executive acknowledges that the Stock Option Plan provides for immediate termination of any unexercised Stock Option, even if vested, upon dismissal for Just Cause.

Section 6.3 Voluntary Termination by the Executive

Consulting Corp may terminate its engagement under this Agreement for any reason by providing not less than 60 calendar days' notice in writing to the Company; provided, however, that the Company may waive or abridge any notice period specified in such notice in its sole and absolute discretion.

Section 6.4 Death of the Executive

The engagement of Consulting Corp will terminate upon the death or determination of the permanent disability of the Executive which renders performance of the Services contemplated hereby impossible.

Section 6.5 No Payments in Certain Events

Upon the date of termination of the engagement of Consulting Corp:

(a) for Just Cause in accordance with Section 6.2 herein; or

(b) by the voluntary termination of engagement by Consulting Corp in accordance with Section 6.3 herein,

Consulting Corp will be entitled to receive the Base Fee accrued to the Effective Date of Termination, reimbursement of any outstanding expenses as of the Effective Date of Termination but will not be entitled to any unpaid Performance Fees or severance or other payments under this Agreement or otherwise.

Section 6.6 Payments in the Event of Termination by Company Without Just Cause

The Company will, if it elects for convenience to terminate the engagement of Consulting Corp, or if there is Constructive Dismissal of Consulting Corp, provide Consulting Corp with the following as soon as practicable following the Effective Date of Termination:

(a) payment to Consulting Corp of the total of:

(i) a termination fee equal to **[six]** months of Base Fee only;

(ii) that portion of any then declared and/or earned or accrued Performance Fee to the Effective Date of Termination, prorated to the end of the **[six]** month period following the Effective Date of Termination; and

(iii) any outstanding Expenses as at the Effective Date of Termination;

(b) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Stock Option on the Effective Date of Termination at any time during 30 calendar days from the Effective Date of Termination.

Section 6.7 Payments in the Event of Termination upon a Change In Control

If at any time within 12 months after the occurrence of a Change of Control either (i) the Company terminates this Agreement without Just Cause, or (ii) or if there is Constructive Dismissal of Consulting Corp, the Company will as soon as practicable following the Effective Date of Termination:

(a) pay to Consulting Corp the total of:

(i) a termination fee equal to **[six]** months of Base Fee only;

(ii) that portion of any then declared and/or earned or accrued Performance Fee to the Effective Date of Termination, prorated to the end of the **[six]** month period following the Effective Date of Termination; and

(iii) any outstanding Expenses as at the Effective Date of Termination;

(b) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Stock Option on the Effective Date of Termination at any time during 90 calendar days from the Effective Date of Termination.

Section 6.8 Executive to Provide Release and Resignation

As of the Effective Date of Termination and so soon thereafter as practicable and as a condition of receiving payments provided for under this Agreement upon termination, Consulting Corp and the Executive will execute and deliver to the Company a full and final release of the Company, in the form which shall be in a the form mutually agreed upon within 15 days of the Effective Date of this Agreement, in respect of the Consulting Corp's engagement under this Agreement and otherwise against payments of amounts due to Consulting Corp hereunder. The Executive will concurrently provide a written resignation from any office held in the Company or any affiliate as of Effective Date of Termination.

Section 6.9 Manner of Payment

The Company may, in its sole and absolute discretion, pay the amounts referred to in Section 6.5, Section 6.6 and Section 6.7 herein either in a manner consistent with the general payroll practice of the Company over the course of the relevant time period or in a lump sum payment within seven business days after receipt by the Company of the executed full and final release referred to in Section 6.8 herein.

Section 6.10 Return of Assets and Documents

All documents and materials in any form or medium and including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of customers, suppliers,

products and prices), all equipment and accessories and again including, but not being limited to, leased automobiles, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of Consulting Corp or the Executive, will at all times remain the property of the Company and, on termination of this Agreement for any reason, Consulting Corp and the Executive will promptly deliver to the Company all property of the Company in the possession of Consulting Corp or the Executive or directly or indirectly under the control of Consulting Corp or the Executive, and will not reproduce or copy any such property or other property of the Company.

ARTICLE 7- CONFIDENTIALITY

Section 7.1 Confidential Information

(1) Consulting Corp and the Executive acknowledge that:

(a) Consulting Corp and the Executive may, during the course of engagement by the Company, acquire information which is confidential in nature or of great value to the Company and its subsidiaries including, without limitation, matters or subjects concerning its business plan, corporate assets, cost and pricing data, customer listing, financial reports, formulae, inventions, know-how, marketing strategies, products or devices, research and development projects and findings, computer programs, suppliers, and trade secrets, whether in the form of records, files, correspondence, notes, data, information, or any other form, including copies or excerpts thereof (collectively, the "**Confidential Information**"); the disclosure of any of which to competitors, customers, clients or suppliers of the Company, unauthorized personnel of the Company or to third parties would be highly detrimental to the best interests of the Company; and

(b) the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company's goodwill, constitute proprietary rights which the Company is entitled to protect.

(2) Consulting Corp and the Executive will, while engaged by the Company hereunder and at all times thereafter:

(a) hold all Confidential Information that Consulting Corp or the Executive receives in trust for the sole benefit of the Company and in strictest confidence;

(b) protect all Confidential Information from disclosure and will not take any action that could reasonably be expected to result in any Confidential Information losing its character as Confidential Information, and will take all reasonable lawful action necessary to prevent any Confidential Information from losing its status as Confidential Information; and

(c) neither, except as required in the course of performing duties and responsibilities under this Agreement, directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information to any unauthorized personnel of the Company or to any third party, nor use Confidential Information for any purpose other than the purposes of the Company, without the prior written consent of the Company, which consent may be withheld in the Company's sole and absolute discretion.

(3) The restrictions on Consulting Corp's and the Executive's use or disclosure of all Company Information, as set forth in this Article 7, shall continue following the expiration or termination of this Agreement regardless of the reasons for or manner of such termination.

(4) Notwithstanding Section 7.1(2) herein, Consulting Corp and the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Confidential Information but, to the extent possible, shall first notify the Company of each such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. Consulting Corp and the Executive will co-operate fully with the Company at the expense of the Company in seeking any such protective order.

ARTICLE 8- NON-COMPETITION AND NON-SOLICITATION

Section 8.1 Non-Competition and Payments for Enforcement by the Company during Restricted Period

(1) Consulting Corp and the Executive acknowledge that the Services under this Agreement are of special, unique and extraordinary character which the loss of which cannot adequately be compensated in damages or by an action at law. In addition to, and not in limitation of any other restrictive covenant which may be binding on Consulting Corp and the Executive, Consulting Corp and the Executive shall not anywhere in Canada or the United States, for a period equal to the length of time determined by the representative time frame of the termination fee, after the termination of this Agreement (the "**Restricted Period**" herein) for any reason in any manner whatsoever:

(a) carry on, engage in, or be concerned with or interested in; or

(b) permit Consulting Corp's or the Executive's name or any part thereof to in any manner whatsoever to be used or connected with any business that is, or any interest in any business that is,

or involves to any material degree, a business similar to the business carried on by and competitive to the business of the Company.

(2) Consulting Corp and the Executive agree that:

(a) all restrictions contained in Section 8.1 herein are reasonable and valid in the circumstances and all defences to the strict enforcement thereof by the Company are hereby waived by Consulting Corp and the Executive;

(b) the remedy available to the Company at law for any breach by him of Section 8.1 herein will be inadequate and that the Company, on any application to a Court, shall be entitled to temporary and permanent injunctive relief against Consulting Corp and the Executive without the necessity of proving actual damage to the Company; and

(c) if the foregoing covenant is found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the covenant, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration.

Section 8.2 Non-Solicitation

Consulting Corp and the Executive hereby agrees that Consulting Corp the Executive will not, during the period commencing on the date of this Agreement and ending one year following the termination or expiration of this Agreement for any reason, be a party to or abet any solicitation of employees, customers, clients, referral services, consultants or suppliers of the Company or any of its subsidiaries, to transfer business from the Company or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Company or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

ARTICLE 9- OWNERSHIP OF INTELLECTUAL PROPERTY

Section 9.1 Definitions

In this Agreement, "**Inventions**" means, collectively, all:

(a) discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto) (collectively the "**Materials**"), and

(b) each and every part of the foregoing,

that are conceived, developed, reduced to practice or otherwise made by Consulting Corp or the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Company, or to tasks assigned to Consulting Corp or the Executive in connection with their Services or in connection with any research or development carried on or planned by the Company, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during Consulting Corp or Executive's engagement or during regular working hours and whether or not Consulting Corp and the Executive are specifically instructed to conceive, develop, reduce to practice or otherwise make same.

Section 9.2 Exclusive Property

Consulting Corp and Executive agree that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the "**Intellectual Property Rights**"), shall belong exclusively to the Company.

Section 9.3 Work for Hire

For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof.

Section 9.4 Disclosure

Consulting Corp and Executive will promptly disclose to the Company, or any persons designated by it, all Inventions and all such services or products.

Section 9.5 Assignment

Consulting Corp and Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Company or its nominee (or their respective successors or assigns) all of Consulting Corp's and the Executive's right, title and interest in and to the Inventions and the Intellectual Property Rights without further payment by the Company.

Section 9.6 Moral Rights

Consulting Corp and Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Company and its successors or assigns all Consulting Corp's and the Executive's moral rights in respect of the Inventions.

Section 9.7 Further Assistance

Consulting Corp and Executive agrees to assist the Company in every proper way (but at the Company's expense) to obtain and, from time to time, at the Company's expense, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. Consulting Corp and Executive's obligation to assist the Company in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement.

Section 9.8 Representations and Warranties

Consulting Corp and Executive hereby represent and warrant that as of the Effective Date of this Agreement and during the term of this Agreement, neither Consulting Corp nor the Executive is subject to any contractual or other restriction or obligation that will in any manner limit their respective obligations under this Agreement or activities on behalf of the Company. Consulting Corp and Executive hereby represent and warrant to the Company that neither party has any continuing obligations to any person (a) with respect to any Invention or (b) that require Consulting Corp and Executive not to disclose the same.

ARTICLE 10- ARBITRATION

Section 10.1 Matters for Arbitration

Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

Section 10.2 Notice

It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five business days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

Section 10.3 Appointments

The Party desiring arbitration shall propose three arbitrators to the other Party. The other Party may choose one of these arbitrators to act as single arbitrator or propose alternatives. In case the parties cannot agree on a single arbitrator within 5 business days, The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed in accordance with the provisions of the *British Columbia International Commercial Arbitration Act* (the "**Arbitration Act**"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and the chairperson shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

Section 10.4 Award

The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

ARTICLE 11- OTHER PROVISIONS

Section 11.1 Waivers and Amendments

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, only by a written agreement between the Parties. Failure or delay by either Party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

Section 11.2 No Representation or Claims

Consulting Corp and Executive agree that neither party has been induced to enter into this Agreement by reason of any statement, representation, understanding or promise not expressly set out in this Agreement. Neither Consulting Corp nor Executive has any claim against the Company arising from any Services provided by Consulting Corp or Executive to the Company in any capacity prior to the effective date of this Agreement.

Section 11.3 Governing Law

The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia, Canada, and the federal laws of Canada applicable thereto.

Section 11.4 Notices

Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement will be in writing and will be sufficiently given if delivered personally, or if feasible transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a) if to the Company:

Canivate Growing Systems Ltd.
Suite 500
1112 West Pender Street
Vancouver, BC V6E 2S1
Attention: Richard Wong, CFO

E-mail: richard.wong@canivate.ca

(b) if to Consulting Corp and/or the Executive:

Ingo Mueller
#103-1525 Bellevue Avenue
West Vancouver, BC V7V 1A6

E-mail: imueller@capitalfusiongroup.com

or to such other address as the Party to whom such notice is to be given will have last notified the Party giving the same in the manner provided in this section. Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address; provided that such day is not a Business Day (as herein defined) then the notice will be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission, email or other form of recorded communication will be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received on the Business Day next following such day. "Business Day" means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia, Canada.

Section 11.5 Assignment

No Party may assign this Agreement or any right or obligation under it.

Section 11.6 Survival

The obligations of Article 6, Article 7, Article 8, and Article 9 shall survive the termination of this Agreement.

Section 11.7 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The Parties agree to negotiate in good faith to agree to a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.

Section 11.8 Independent Legal Advice

Consulting Corp and Executive acknowledge that the Company has recommended that Consulting Corp and Executive obtain independent legal advice with respect to this Agreement, and that Consulting Corp and the Executive has had a reasonable opportunity to do so prior to executing this Agreement. Each of Consulting Corp and Executive acknowledges that McMillan LLP is not acting as legal counsel for either Consulting Corp or Executive.

Section 11.9 Enurement

This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators and assigns.

Section 11.10 Further Assurances

The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to give full force and effect to this Agreement.

Section 11.11 Personal Information

Consulting Corp and Executive acknowledge that the Company is obligated to comply with the British Columbia Personal Information Protection Act and with any other applicable legislation governing the collection, use, storage and disclosure of personal information. Consulting Corp and Executive agree to comply with all Company personal information protection policies and with other policies, controls and practices as they may exist, from time to time, in seeking to ensure that Consulting Corp and Executive and the Company engage only in lawful collection, storage, use and disclosure of personal information. The Executive acknowledges that the Executive may be required by the Company to complete a NEO Form 3 (personal information) and have it notarized and delivered to the NEO Stock Exchange (or such other similar form as may be required by an applicable exchange).

Section 11.12 Captions

The headings, captions, article, section and subsection numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

Section 11.13 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date inserted on page one with intended effect from the date of this Agreement.

CANIVATE GROWING SYSTEMS LTD.

By: ______________________

Name: John Meekison
Title: Director, Board of Directors

PSV Enterprises Corporation

By: ______________________

Name: Don Nicolson Jr.
Title: Principal

Signed, Sealed and Delivered by **Ingo Mueller** in the presence of:

____
Witness (Signature)

Dawn Longshaw
Name (please print)

#112-41105 Tantalus Road
Address

Squamish, BC
City, Province

VP, HR
Occupation

____
Ingo Mueller

SCHEDULE A

The Chief Executive Officer in partnership with the Board, is responsible for the success of the organization, making high-level decisions about the Company's policies and strategy. Together, the Board and CEO assure the accomplishment of the Company's vision and mission, and the accountability of the Company to its stakeholders and shareholders. The Board delegates responsibility for management and day-to-day operations to the CEO, and s/he has the authority to carry out these responsibilities, in accordance with the direction and policies established by the Board. The CEO provides inspired leadership, as well as direction, supporting and enabling the Board to carry out its governance functions.

1. REPORTING LINES:

Reports directly to: Board of Directors
Direct subordinates: Department heads (C, VP and Director level)

2. MAIN DUTIES:

1. Legal compliance: Assures the filing of all legal and regulatory documents and monitors compliance with relevant laws and regulations.

2. Strategic Direction: In conjunction with the Board determines the Company's mission, vision and values in conjunction with establishing, adjusting and achieving short- and long-term goals. Reports to the Board on the Company's effectiveness and results. Keeps the Board fully informed on the financial condition of the Company and on all the important factors influencing it. Identifies problems, opportunities and key risks and addresses them; brings those which are appropriate to the Board and/or its committees; and, facilitates discussion and deliberation. Informs the Board and its committees about trends, issues, problems and Company activities in order to facilitate policy-making. Develops and implements policies and a strategic plan whilst establishing and ensuring a positive corporate culture.

3. Management and administration: Provides general oversight of all Company activities, manages the day-to-day operations, and assures a smoothly functioning, efficient organization with a well articulated chain of command.
Assures organizational stability through development and implementation of standards and controls, systems and procedures, and regular evaluation. Assures a work environment that recruits, retains and supports quality staff, contractors and business partners; promoting and environment which promotes great performance and positive morale in line with corporate culture. Specifies accountabilities for management personnel (staff or contractors) and evaluates performance regularly through KPI's.

4. Long Term Profitability and Shareholder Returns: Aligns Company vision and strategy to maximize shareholder returns. Serves as the company's chief spokesperson in articulating the Company's value proposition to both existing and potential shareholders/investors. Considers achieving financial goals for the Company through both organic growth and mergers and acquisitions.

5. Governance: Helps the Board articulate its own role and accountabilities and that of its committees and individual members, and helps evaluate performance regularly. Works with the Chairman of the Board, to enable the Board to fulfill its governance functions and facilitates the optimum performance by the Board, its committees and individual Board members. With the Chairman of the Board, focuses Board attention on long-range strategic issues. Manages the Board's due diligence process to assure timely attention to core issues. Works with the Board and committee chairs to get the best thinking and involvement of each Board member and to stimulate each Board member to give his or her best. Recommends individuals to participate in the Board and its committees.

6. Financing: Assures that the fiscal activities of the organization including budgeting, reporting and audit are carried out. Works with Board to ensure financing to support short- and long-term goals. Assures an effective funding development program by working with the Chief Financial Officer and Board to ensure long term business development. Helps the Board design, implement and monitor a viable fundraising plan which delivers the Company its needed funding resources with the best possible cost of capital and alignment with interests of its stakeholders and shareholders. Participates actively in identifying, cultivating and soliciting investment prospects.

7. Sustainability and Community relations: Serves as chief spokesperson for the Company, assuring proper representation of the Company's vision and values to the community in which it operates. Initiates, develops, and maintains alliances and cooperative relationships with other organizations. Works with legislators and regulatory agencies. At all times the CEO shall ensure that the Company is a net positive contributor to the communities it works in or serves; understanding their needs and motivations in an open and transparent win-win relationship whilst serving the best interests of the Company's stakeholders and shareholders.